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                                                                   EXHIBIT 10.30


                          MEDSTONE INTERNATIONAL, INC.
                              EMPLOYMENT AGREEMENT
                             CHIEF EXECUTIVE OFFICER
                              (David V. Radlinski)

         This Employment Agreement is entered, effective August 13, 1998 (the "Commencement Date"), by and between Medstone International, Inc., a Delaware Corporation ("Medstone"), and David V. Radlinski ("Employee") in order to secure his services in the future and in recognition of his past services.

1.       EMPLOYMENT

         Employee shall be employed as Medstone's Chief Executive Officer. If his title or responsibilities are materially diminished without Employee's consent, such act shall be considered a termination of this Agreement by Medstone.

2.       DEVOTION OF TIME

         Employee shall devote his full working time and energy to his responsibilities as Chief Executive Officer and shall fulfill those responsibilities in good faith and in accordance with the terms of this Agreement.

3.       TERM

         Unless earlier terminated in accordance with Section 9, the term of Employee's employment by Medstone under this Agreement shall commence on the date set forth in the first paragraph and shall continue for five (5) full years thereafter.

4.       BASE SALARY

         The Employee's base salary shall be a minimum of $250,000 per year unless increased from time to time during the term of this Agreement by Medstone's Board of Directors.

5.       STOCK OPTIONS

         Effective the Commencement Date, the exercise prices of the Employee's existing stock options to purchase up to 350,000 shares of Medstone's Common Stock at from $7.13 to $10.63 per share are reduced to equal $6.37 per share, the closing price per share of Medstone's Common Stock on the Commencement Date as reported on the NASDAQ National Market System. In addition, such options are amended to provide that they shall become fully exercisable, regardless of any otherwise applicable vesting requirements, (a) concurrently with any termination of Employee's employment by the Company without Good Cause (as defined in Section 9) or (b) if there is an Asset Acquisition (as defined in Section 9) while Employee continues to be employed by Medstone and Employee does not immediately enter into an employment agreement with a buying or surviving party in the Asset Acquisition. In all other respects, the options shall remain unchanged.

6.       BONUS


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         Employee shall receive a one-time bonus according to the schedule below if the NASDAQ closing stock price of Medstone's Common Stock remains at or above the price (for all business days) in accordance with the following schedule for 90 consecutive days. The stock price must be reached to begin such a consecutive 90-day period during the first number of months of this Agreement as indicated below and before the termination of Employee's employment, but the entire 90 days do not have to be in such first number of months.

     STOCK PRICE         BONUS            THE FIRST ( ) MONTHS OF THIS AGREEMENT
     -----------         -----            --------------------------------------
       $ 11            $ 50,000                        18 months
       $ 13            $ 75,000                        24 months
       $ 15            $100,000                        30 months
       $ 17            $125,000                        36 months
       $ 18            $150,000                        42 months
       $ 21            $175,000                        48 months

For example, if the Common Stock price remained at $13 per share for 90 consecutive days, both the $11 and $13 bonus shall be awarded to Employee. Once the bonus is awarded at a particular stock price level, it cannot be awarded a second time at that stock price level. For example, if the bonus is awarded at the $13 level, the $13 level cannot be awarded a second time but the $15 level shall be awarded when earned.

7.       OTHER BENEFITS

         Employee shall receive such other employee benefits as are generally available to other employees of Medstone such as group health and dental insurance, extended long-term disability insurance, etc. Employee shall be reimbursed for reasonable business related expenses.

8.       ADDITIONAL COVENANTS OF EMPLOYEE

         (a) Employee agrees that, during the term of his retention as an employee or consultant under this Agreement and thereafter, except as otherwise authorized by Medstone's Board of Directors, he shall continue to abide by the terms of the Employee Confidentiality and Invention Agreement dated as of July 29, 1994 between Employee and Medstone.

         (b) Employee agrees that, during the term of his retention as an employee or consultant under this Agreement by Medstone or a Purchasing Party (as defined in Section 9) (the "Company"), he will not, unless consented to by the Board of Directors of the Company: (i) engage or have an interest, directly or indirectly, in any other business or venture which would interfere with the performance of his duties under this Agreement or which then competes with any part of the lithotripter-related or lithotripsy-related business, comparable or similar to that now engaged in by Medstone (the "Business"), that is then conducted by the Company in any state or country outside the United States in which Medstone during the term of this Agreement conducts such business; (ii) induce or influence, or seek to induce or influence, any individual who is then employed by Medstone or the Purchasing Party to terminate such employment; or
(iii) for himself or for any other person, firm or entity, divert or take away, or solicit or attempt to divert or take away, as such customers of Medstone or the Purchasing Party any persons or entities which were lithotripter-related or lithotripsy-related customers of Medstone during the term of Employee's employment by Medstone. This paragraph shall not prevent Employee from passively owning or investing in any shares or other assets which he owns on the date of this Agreement and are listed on an exhibit or supplement to this


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Agreement, any real property or interest in a partnership or other entity which engages solely in the ownership or operation of real property or less than one percent (1%) of the outstanding shares of an entity which are publicly traded. In addition, if Employee during the term of his consulting agreement is employed by an entity that is not controlled by him and that entity subsequently acquires an ownership interest in an entity that is engaged in the Business or assets for the conduct of the Business from an unaffiliated entity, such acquisition and continued engagement of the acquired entity in the Business or continued conduct of the Business using such acquired assets shall not be a breach of item (i) of this paragraph, provided that Employee has no personal role or involvement, directly or indirectly, in such acquisition or continued conduct or engagement.

         (c) Employee agrees that the breach by him of his agreements set forth in this Section 8 could not reasonably or adequately be compensated in damages in an action at law and that Medstone shall be entitled to injunctive relief for such a breach. Such relief may include, but shall not be limited to, an injunction restraining Employee from rendering any service or engaging in any activity which breaches or would violate these agreements. However, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy existing at law or in equity. The election of any one or more remedies by Medstone shall not constitute a waiver of its rights to pursue other available remedies. Employee agrees that the covenants contained in this Section 8 shall be regarded as divisible and shall be operative to the extent, both as to time and area covered, that they may be applicable. If any of the covenants or any part thereof shall be declared invalid or unenforceable, or the applicability thereof to any person, area or circumstances is held to be invalid, the validity and enforceability of the remainder of such covenants and the applicability of such covenants to other persons, areas or circumstances shall not be affected thereby and such covenants shall be enforced to the fullest extent permitted under applicable laws.

9.       TERMINATION

         (a) Employee's employment under this Agreement shall automatically terminate upon Employee's death, which shall not be deemed to be a termination without Good Cause.

         (b) Medstone may at any time terminate Employee's employment by Medstone under this Agreement by giving notice of such termination to the other party. If such termination is without Good Cause, Employee shall be entitled to the remedies and benefits set forth in this Section 9 and in Section 5 of this Agreement. Such remedies and benefits shall be in lieu of any other damages or payments, and shall be deemed to be agreed liquidated damages, for such a termination. "Good Cause" for Medstone to terminate Employee's employment shall mean (i) willful and habitual breach of Employee's duties or obligations under the terms of this Agreement, (ii) habitual gross neglect of his duties or obligations, (iii) his commission of fraud, embezzlement or misappropriation, or other willful acts of dishonesty or willful misconduct, or commission of a crime of moral turpitude whether or not a criminal or civil charge is filed in connection therewith, (iv) his willful unauthorized disclosure of Medstone's confidential information, (v) his material breach of his covenants set forth in
Section 8, or (vi) his failure, due to physical or mental disability, to effectively perform his duties for a period of ninety (90) days during any consecutive period of twelve (12) months.

         (c) If during the term of Employee's employment hereunder either (i) Employee's employment is terminated by Medstone without Good Cause or (ii) there is an Asset Acquisition while Employee continues to be employed by Medstone and Employee does not immediately enter into an employment agreement with a buying or surviving party in the Asset Acquisition, in addition to his other rights under this Section 9 and Section 5, Employee shall receive the severance payment specified in this paragraph. If the termination or Asset Acquisition occurs during the first three (3) years of the term of this Agreement, the severance payment shall equal five (5) times the amount


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of Employee's then current annual base salary. If the termination or Asset
Acquisition occurs during the fourth (4th) year of the term of this Agreement, the severance payment shall equal four (4) times the amount of Employee's then current annual base salary. If the termination or Asset Acquisition occurs during the fifth (5th) year of the term of this Agreement, the severance payment shall equal three (3) times the amount of Employee's then current annual base salary. Any such severance payment shall be paid fully in cash to Employee on the date of the termination or closing of the Asset Acquisition, as the case may be. As used in this paragraph, an "Asset Acquisition" means the sale, transfer or other disposition in one or in a series of transactions, including (without limitation) a merger or consolidation of Medstone in which it is not the surviving party, of all or substantially all of the assets or business of Medstone to another person or entity or to persons or entities which are affiliated or acting in concert with respect to such sale, transfer or other disposition, other than the sale of Medstone's products in the ordinary course of its business or a contribution of its assets to a partnership, limited liability company or other entity which is controlled by Medstone.

         (d) In the event that Employee's employment by Medstone is terminated without Good Cause, unless otherwise mutually agreed upon by Employee and Medstone in writing, Employee shall continue after such termination to serve and be retained as a consultant to Medstone. If the termination occurs during the first three (3) years of the term of this Agreement, Employee shall be a consultant for five (5) years after the termination. If the termination occurs during the fourth (4th) year of the term of this Agreement, Employee shall be a consultant for four (4) years after the termination. If the termination occurs during the fifth (5th) year of the term of this Agreement, Employee shall be a consultant for three (3) years after the termination. As such consultant, Employee shall provide up to thirty (30) hours per month of advice and information to Medstone regarding Medstone's operations, affairs and history as Medstone shall reasonably request and shall continue to be subject to the covenants set forth in Section 8. In consideration of his agreeing to provide such consulting services, Medstone shall pay Employee a monthly fee of $16,500, shall continue to reimburse him for expenses in accordance with Section 7 and shall continue during such term insurance coverage and other benefits reasonably comparable to those provided for in Section 7. Employee's retention as a consultant to Medstone shall automatically terminate upon his death. In connection with any such termination without Good Cause, Medstone shall purchase term life insurance on Employee's life, with employee's designated beneficiary, in declining amounts of coverage at least equal at any time to the total amount of fees remaining to be paid under Employee's consulting arrangement; provided, however, that such coverage is reasonably available at an annual premium not exceeding $100 per $1,000 of coverage.

         (e) In the event that there is an Asset Acquisition while Employee continues to be employed by Medstone and Employee does not immediately enter into an employment agreement with a buying party in the Asset Acquisition, Employee shall continue after such Asset Acquisition to serve and be retained as a consultant to the principal buying party in the Asset Acquisition (the "Purchasing Party"). If the Asset Acquisition occurs during the first three (3) years of the term of this Agreement, Employee shall be a consultant for five (5) years after the Asset Acquisition. If the Asset Acquisition occurs during the fourth (4th) year of the term of this Agreement, Employee shall be a consultant for four (4) years after the Asset Acquisition. If the Asset Acquisition occurs during the fifth (5th) year of the term of this Agreement, Employee shall be a consultant for three (3) years after the Asset Acquisition. In connection with the Asset Acquisition, Medstone shall cause the Purchasing Party to so retain Employee as a consultant in accordance with this paragraph. As such consultant, Employee shall provide up to thirty (30) hours per month of advice and information to the Purchasing Party regarding the business and assets acquired from Medstone, as the Purchasing Party shall reasonably request, and shall continue to be subject to the covenants set forth in Section 8. In consideration of his agreeing to provide such consulting services, the Purchasing Party shall pay Employee a monthly fee of $16,500, shall continue to reimburse him for expenses in accordance with Section 7 and shall continue during such term to provide Employee with benefits that are reasonably comparable to those


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provided for in Section 7. Employee's retention as a consultant to Medstone shall automatically terminate upon his death. In connection with any such Asset Acquisition, Medstone or the purchasing party shall purchase term life insurance on Employee's life, with employee's designated beneficiary, in declining amounts of coverage at least equal at any time to the total amount of fees remaining to be paid under Employee=s consulting arrangement; provided, however, that such coverage is reasonably available at an annual premium not exceeding $100 per $1,000 of coverage.

         (f) The termination of Employee's employment pursuant to this Section 9 shall not release either party from any accrued obligation to pay any sum to the other party (whether then or thereafter payable) or operate to discharge any liability incurred prior to the termination date. In addition, the obligations under Sections 5-17 shall survive the termination of Employee's employment under this Agreement.

         (g) If (i) Medstone terminates Employee=s employment and claims that such termination is for Good Cause, and (ii) an arbitrator or court determines that such termination was without Good Cause, upon such determination Medstone shall pay to Employee, in addition to amounts otherwise payable under this Agreement, a special additional payment equal to the severance payment otherwise payable to Employee on account of such termination under Section 9(c).

10.      WAIVER

         No waiver by either of the parties of any failure by the other party to keep or perform any provision, covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or of any provision, covenant or condition. All rights and remedies herein granted or referred to are cumulative; resort to one shall not preclude resort to any other or any other right or remedy provided by the law.

11.      ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration before a single arbitrator in Orange County, California. The arbitration shall be administered by and held in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The costs of the arbitration, including any AAA administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall initially be borne equally by the parties to the arbitration. However, reimbursement for such fees and costs and such party's attorneys' fees shall be awarded to the prevailing or most prevailing party by the arbitrator.


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12.      ENFORCEABILITY

         The invalidity or enforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision.

13.      ATTORNEYS FEES

         In any arbitration or other legal proceeding to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in addition to any other relief to which it or he may be entitled.

14.      CHOICE OF LAW

         This Agreement shall be construed and governed by the laws of the State of California.

15.      ENTIRE AGREEMENT

         This Agreement may be executed in counterparts and the counterparts read together, together with the agreements referred to in Sections 5 and 8(a), shall constitute the complete and entire agreement between the parties regarding the subject matter hereof, superseding all prior agreements, representations, proposals and negotiations, either oral or in writing, between the parties with respect to the subject matter hereof.

16.      MODIFICATIONS

         This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement.

17.      SUCCESSORS

         This Agreement will be binding upon the heirs, executors, administrators, successors, assignees, and other legal representatives of the parties to this Agreement.

18.      DRAFTING

         This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with and represented by their own counsel. Accordingly, any rule of law (including California Code of Civil Procedure Section 1654) or legal decision that would require interpretation against the drafter of this Agreement is not applicable and is waived.


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         The parties have entered into this Agreement as of the date set forth in the first paragraph above.

Medstone International, Inc.,            Employee
a Delaware corporation

By:
     --------------------------------    ---------------------------------------
     Signature                           David V. Radlinski

     --------------------------------
     Printed Name

     --------------------------------
     Title


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